Exhibit 10.2

PROMISSORY NOTE

$2,000,000.00	Portland, Oregon December 9, 2004

FOR VALUE RECEIVED, Merix Corporation, an Oregon corporation (the “Company”), promises to pay to the order of the Stockholders and the Warrant Holders (as defined in the Purchase Agreement, as defined below) in care of the Stockholder’s Agent (as defined in the Purchase Agreement) the principal sum of Two Million Dollars ($2,000,000.00), plus interest on the unpaid balance thereof from the date hereof at the rate of five percent (5%) per annum until this Note (the “Note”) is fully paid as specified below.

1.	Purchase Agreement

This is the Promissory Note referred to in Section 1.2.1(b) of the Stock Purchase Agreement dated the date hereof among the Company, Data Circuit Systems, Inc., a California corporation, Data Circuit Holdings, Inc., a Delaware corporation and the Stockholders of Data Circuit Holdings, Inc. (the “Purchase Agreement”). Terms used, but not defined, herein shall have the meaning given them in the Purchase Agreement.

2.	Payment

(a) Accrued interest under this Note shall be paid quarterly commencing on March 9, 2005 (each a “Quarterly Payment”).

(b) Principal shall be paid in two equal yearly installments payable on each of the first anniversary and second anniversary (the “Maturity Date”) of the date hereof commencing one year from the date hereof, together with any accrued, but unpaid interest to the date of payment of each installment (each an “Annual Payment”).

(c) All payments shall be applied to accrued interest and thereafter to principal.

(d) All amounts due hereunder are payable in lawful money of the United States of America.

(e) Principal plus accrued interest may be prepaid at any time without penalty by the undersigned.

(f) In the event that any Quarterly payment is not paid when due and such failure to pay continues for five (5) days or any Annual Payment is not paid when due, the Note shall be subject to a “Penalty Interest.” The Penalty Interest shall be an additional interest of 2% per annum on the entire principal and accrued but unpaid interest (including any previously accrued Penalty Interest) on the Note for all periods in which there are payments outstanding. Such periods shall include any periods after the Maturity Date in which any payments to the holder remain outstanding.

(g) Notwithstanding anything to the contrary contained herein or in the Purchase Agreement (as hereinafter defined), in no event shall the amount payable by the Company as interest or other charges on this Note exceed the highest lawful rate permissible under any law applicable hereto.

3.	Note Subject to Indemnification Claims

The Company may use this Note to set off indemnification claims it has against Seller in the manner and to the extent set forth in Section 8 of the Purchase Agreement.

4.	Acceleration

The amounts payable hereunder may be declared immediately due and payable by the holder hereof if: (a) the Company fails to make any Quarterly Payment when due and such failure to pay continues for five (5) days, (b) the Company fails to make any Annual Payment when due, or (c) the Company shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts as they become due or consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of all or of substantially all of its property; or by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or any of its property shall have been appointed and shall not have been discharged within 60 days, or by decree of such a court the Company shall have been adjudicated insolvent and such decree shall have continued undischarged and unstayed for 60 days after the entry thereof; or a petition to reorganize the Company, pursuant to any bankruptcy or similar statute applicable to the Company, shall have been filed against the Company and shall not have been dismissed within 60 days after such filing, or the Company shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy under any provision of any bankruptcy law, or shall have consented to the filing of any bankruptcy or reorganization petition against it under any such law, or shall have filed a petition to reorganize the Company pursuant to any applicable law.

5.	Collection

If this Note is placed in the hands of an attorney for collection after any default, whether suit be brought or not, the undersigned promises to pay a reasonable sum as attorneys’ fees, in addition to all costs and expenses incurred thereby, including, but not by way of limitation, such sum for attorneys’ fees as the court may deem reasonable if any suit is brought hereon.

6.	Waiver

The Company and all endorsers and all persons liable or to become liable on this Note, waive demand, protest and notice of demand, protest and nonpayment and consent to any and all renewals and extensions of the time of payment hereof.

MERIX CORPORATION

/s/ Mark Hollinger
Mark Hollinger President and Chief Executive Officer